Exhibit 99.1

OfficeMax
263 Shuman Blvd
Naperville, IL 60563

News Release

Media Contact	Investor Contacts
Bill Bonner	Mike Steele	Tony Giuliano
630 864 6066	630 864 6826	630 864 6820

OFFICEMAX REPORTS FOURTH QUARTER AND FULL YEAR 2009 FINANCIAL RESULTS

NAPERVILLE, Ill., February 17, 2010 — OfficeMax® Incorporated (NYSE: OMX) today announced the results for its fiscal fourth quarter and full year ended December 26, 2009.  Total sales were $1,810.5 million in the fourth quarter of 2009, a decline of 3.9% from the fourth quarter of 2008, while total sales for the full year 2009 decreased 12.8% to $7,212.1 million compared to the full year 2008.  For the fourth quarter of 2009, OfficeMax reported a net loss available to OfficeMax common shareholders of $3.2 million, or $0.04 per diluted share.  For the full year 2009, OfficeMax reported a net loss available to OfficeMax common shareholders of $2.2 million, or $0.03 per diluted share.

Sam Duncan, Chairman and CEO of OfficeMax, said, “We are pleased with our strong balance sheet and liquidity position as well as our improving performance throughout 2009 in what has remained a tough environment for our business. Notably for the fourth quarter, the year-over-year sales decrease moderated, which was consistent with the trend we saw each quarter during the year, and we expanded gross margin.  We believe our company is well positioned to grow sales and operating margin as the economy improves.”

Summary Consolidated Results

(in millions, except per-share amounts)	4Q 09	4Q 08	YTD 09	YTD 08

Sales	$1,810.5	$1,883.1	$7,212.1	$8,267.0
Sales decline (from prior year period)	-3.9%		-12.8%
Operating loss	$(29.2)	$(430.7)	$(4.0)	$(1,936.2)
Adjusted operating income (loss)	$(2.0)	$15.0	$62.9	$191.9
Adjusted operating income margin	-0.1%	0.8%	0.9%	2.3%
Adjusted diluted income (loss) per common share	$(0.03)	$0.02	$0.24	$1.30
Cash and cash equivalents	$486.6	$170.8
Available (unused) borrowing capacity	$513.0	$546.9

Adjusted income and adjusted diluted income per share are non-GAAP financial measures that exclude the effect of certain charges and items described in the footnotes to the accompanying financial statements.  A reconciliation to the company’s GAAP financial results is included in this press release.

Results for the fourth quarter and full year 2009 and 2008 included certain charges and other items that are not considered indicative of core operating activities.  Fourth quarter 2009 results included a

$17.6 million non-cash impairment charge (pre-tax) related to certain of our Retail stores in the U.S. and Mexico; $9.6 million of severance and other charges (pre-tax), principally related to reorganizations of our U.S. and Canadian Contract sales forces and customer fulfillment centers, as well as a reduction of our Retail store staffing; and a $14.9 million tax benefit resulting from the reversal of a reserve associated with industrial revenue bonds that were under appeal with the Internal Revenue Service.  Fourth quarter 2008 results included a $429.1 million non-cash charge (pre-tax) recorded among the Contract and Retail segments related to impairment of goodwill, trade names, and store fixed assets; a $3.2 million non-cash impairment-related interest expense charge on the securitization notes payable related to the Lehman Brothers Holdings Inc. (“Lehman”) guaranteed installment notes; and a $16.6 million charge, which was included in Contract, Retail, and Corporate and Other for reductions in force in the corporate office and in the field and certain store and site leases.

Excluding the items described above, the adjusted operating loss in the fourth quarter of 2009 was $2.0 million, or -0.1% of sales, compared to adjusted operating income of $15.0 million, or 0.8% of sales in the fourth quarter of 2008.  The adjusted net loss available to OfficeMax common shareholders in the fourth quarter of 2009 was $2.3 million, or $0.03 per diluted share, compared to adjusted net income available to OfficeMax common shareholders of $1.9 million, or $0.02 per diluted share, in the fourth quarter of 2008.

Contract Segment Results

(in millions)	4Q 09	4Q 08	YTD 09	YTD 08

Sales	$947.8	$953.9	$3,656.7	$4,310.0
Sales decline (from prior year period)	-0.6%		-15.2%
Gross profit margin	21.8%	21.6%	20.8%	22.0%
Adjusted operating income margin	1.5%	2.3%	1.6%	3.9%

OfficeMax Contract segment sales decreased 0.6% (a decrease of 6.2% after adjusting for the foreign currency exchange rate impact) compared to the prior year period to $947.8 million in the fourth quarter of 2009, reflecting a U.S. Contract operations sales decline of 5.8%, mostly offset by an International Contract operations sales increase of 13.2% in U.S. dollars (a sales decrease of 7.3% in local currencies).  The U.S. Contract sales decline in the fourth quarter showed significant improvement from the 15.4% year-over-year sales decline in the third quarter due to improvement from existing accounts as well as sales from new customers which exceeded prior year period sales from former customers.

Contract segment gross profit margin increased to 21.8% in the fourth quarter of 2009 from 21.6% in the fourth quarter of 2008, primarily due to improved gross profit margin at International Contract, partially offset by a U.S. sales mix shift to a higher percentage of lower-margin consumable items and lower sales of off-contract items and higher customer acquisition and retention expense.  Contract segment operating, selling & administrative expense as a percentage of sales increased to 20.3% in the fourth quarter of 2009 from 19.3% in the fourth quarter of 2008, primarily due to higher incentive compensation expense, partially offset by reduced payroll expense.  Contract segment operating income was $7.1 million in the fourth quarter of 2009.  Contract segment adjusted operating income was $14.0 million, or 1.5% of sales, in the fourth quarter of 2009 compared to $22.6 million, or 2.3% of sales, in the fourth quarter of 2008.

Retail Segment Results

(in millions)	4Q 09	4Q 08	YTD 09	YTD 08

Sales	$862.7	$929.2	$3,555.4	$3,957.0
Same-store sales decline (from prior year period)	-6.7%		-11.0%
Gross profit margin	27.3%	27.0%	27.4%	28.0%
Adjusted operating income (loss) margin	-0.8%	0.0%	1.3%	1.5%

OfficeMax Retail segment sales decreased 7.2% to $862.7 million in the fourth quarter of 2009 compared to the fourth quarter of 2008, reflecting a same-store sales decrease of 6.7% (a same-store sales decrease of 6.2% in local currencies) and fewer stores.  Retail same-store sales for the fourth quarter of 2009 declined across all major product categories primarily due to weaker small business and consumer spending.

Retail segment gross profit margin increased to 27.3% in the fourth quarter of 2009 from 27.0% in the fourth quarter of 2008, primarily due to reduced inventory shrinkage, partially offset by deleveraging of fixed occupancy costs from the same-store sales decrease.  Retail segment operating, selling & administrative expense as a percentage of sales increased to 28.1% in the fourth quarter of 2009 compared to 27.0% in the fourth quarter of 2008 primarily due to higher incentive compensation expense, partially offset by reduced advertising expense and other targeted cost controls.  Retail segment operating loss was $26.5 million in the fourth quarter of 2009.  Retail segment adjusted operating loss was $6.8 million, or -0.8% of sales, in the fourth quarter of 2009 compared to breakeven results in the fourth quarter of 2008.

OfficeMax ended 2009 with a total of 1,010 retail stores, consisting of 933 retail stores in the U.S. and 77 retail stores in Mexico.  During the fourth quarter of 2009, OfficeMax opened one retail store in the U.S., and closed one store in Mexico.  During 2009, OfficeMax opened 12 retail stores in the U.S., and closed 18 stores in the U.S. and 6 in Mexico.

Corporate and Other Segment Results

The OfficeMax Corporate and Other segment includes support staff services and certain other expenses that are not fully allocated to the Retail and Contract segments.  Corporate and Other segment operating, selling & administrative expense was $9.2 million in the fourth quarter of 2009 compared to $7.6 million in the fourth quarter of 2008.  The increase was primarily due to higher pension expense and incentive compensation expense.

Balance Sheet and Cash Flow

As of December 26, 2009, OfficeMax had total debt of $297.1 million, excluding $1,470.0 million of non-recourse debt which relates to timber securitization notes that have recourse limited to the timber installment notes receivable and related guarantees.  At the end of fiscal 2009, OfficeMax had $486.6 million in cash and cash equivalents, and $513.0 million in available (unused) borrowing capacity under its revolving credit facilities.  The company’s unused borrowing capacity reflects an available borrowing base of $574.1 million, zero outstanding borrowings, and $61.1 million of standby letters of credit.

During the full year 2009, OfficeMax generated $358.9 million of cash from operations which reflected significant reductions in inventory levels and good working capital management and included $71.0 million of tax refunds, net of payments, and $45.7 million from borrowings on accumulated earnings held in company-owned life insurance policies.

OfficeMax invested $14.3 million for capital expenditures in the fourth quarter of 2009 compared to $31.9 million in the fourth quarter of 2008.  For the full year 2009, OfficeMax invested $38.3 million for capital expenditures compared to $144.0 million in 2008.

Outlook

Mr. Duncan added, “As we enter 2010 with a strong balance sheet and a highly disciplined corporate culture, we are encouraged by the momentum that we have built in 2009 and we are confident that our team is prepared to execute well this year and beyond.  OfficeMax has been establishing itself as a key partner for both business and retail customers and we are well positioned as the economy begins to recover. We expect to continue progressing on our productivity initiatives in 2010 and, importantly, we will be increasing our focus toward driving long-term growth and differentiating our company in the marketplace.”

The company expects to continue facing challenging economic conditions, such as U.S. unemployment trends, over the near-term with these trends beginning to work in the company’s favor toward the latter part of the year.  Additionally, the company plans to invest in initiatives to drive growth, and the successful execution of these initiatives is expected to benefit operations and financial results as the year progresses.  Based on these assumptions, OfficeMax anticipates that for the full year 2010, total sales, including the impact of foreign currency translation, and adjusted operating income margin will be slightly higher than they were in 2009.

The company’s outlook also includes the following assumptions for the full year 2010:

•                  Pension expense of approximately $7 million and cash contributions to the frozen pension plans of approximately $4 million

•                  Capital expenditures of approximately $90-110 million, primarily related to technology and infrastructure investments and upgrades

•                  Depreciation & amortization of approximately $105-115 million

•                  Interest expense of approximately $74-78 million and interest income of approximately $41-43 million

•                  Effective tax rate slightly less than the company’s marginal tax rate of approximately 39 percent

•                  Positive cash flow from operations, although lower than for 2009 due to the projected 2009 incentive compensation payout which will occur in the first quarter, and from higher inventory levels working capital

•                  Liquidity position remaining strong

•                  Net reduction in retail store count for the year with two planned openings in Mexico and up to 20 store closings in the U.S. and Mexico

The January 2010 total sales percentage decrease continued to moderate compared to the year-over-year fourth quarter of 2009 total sales percentage decrease, and we expect the sales trend for the first quarter of 2010, including the impact of foreign currency translation, will be in line with what we saw in January.  We also anticipate adjusted operating income margin for the first quarter of 2010 will be in line with the prior-year period.

Forward-Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future.  Management believes that these forward-looking statements are reasonable.  However, the company cannot guarantee that the macroeconomy will perform within the assumptions underlying our projected outlook, or that its actual results will be consistent with the forward-looking statements and you should not place undue reliance on them.  These statements are based on current expectations and speak only as of the date they are made.  The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.  Important factors regarding the company that may cause results to differ from expectations are included in the company’s Annual Report on Form 10-K for the year ended December 27, 2008, under Item 1A “Risk Factors”, and in the company’s other filings with the SEC.

Conference Call Information

OfficeMax will host a webcast and conference call with analysts and investors to review its fourth quarter and full year 2009 financial results today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).  The live audio webcast of the conference call can be accessed via the Internet by visiting the OfficeMax website at http://investor.officemax.com.  The webcast will be archived and available online for one year following the call and will be posted on the “Presentations” page located within the “Investors” section of the OfficeMax website.

About OfficeMax

OfficeMax Incorporated (NYSE: OMX) is a leader in both business-to-business office products solutions and retail office products.  The OfficeMax mission is simple. We help our customers do their best work.  The company provides office supplies and paper, in-store print and document services through OfficeMax ImPress®, technology products and solutions, and furniture to consumers and to large, medium and small businesses.  OfficeMax customers are served by over 30,000 associates through direct sales, catalogs, e-commerce and more than 1,000 stores.  To find the nearest OfficeMax, call 1-877-OFFICEMAX.  For more information, visit www.officemax.com.

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OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(thousands)

	December 26,	December 27,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$486,570	$170,779
Receivables, net	539,350	566,846
Inventories	805,646	949,401
Deferred income taxes and receivables	133,836	105,140
Other current assets	55,934	62,850
Total current assets	2,021,336	1,855,016

Property and equipment:
Property and equipment	1,316,855	1,289,279
Accumulated depreciation	(894,707)	(798,551)
Property and equipment, net	422,148	490,728

Intangible assets, net	83,806	81,793
Timber notes receivable	899,250	899,250
Deferred income taxes	300,900	436,182
Other non-current assets	342,091	410,614

Total assets	$4,069,531	$4,173,583

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$22,430	$64,452
Accounts payable	687,340	755,797
Income taxes payable	3,389	18,288
Accrued liabilities and other	378,533	345,081
Total current liabilities	1,091,692	1,183,618

Long-term debt, less current portion	274,622	289,922
Non-recourse debt	1,470,000	1,470,000

Other long-term obligations:
Compensation and benefits	277,247	502,447
Other long-term liabilities	424,715	415,722
Total other long-term liabilities	701,962	918,169

Noncontrolling interest in joint venture	28,059	21,871

Shareholders’ equity:
Preferred stock	36,479	42,565
Common stock	211,562	189,943
Additional paid-in capital	989,912	925,328
Accumulated deficit	(602,242)	(600,095)
Accumulated other comprehensive loss	(132,515)	(267,738)
Total shareholders’ equity	503,196	290,003

Total liabilities and equity	$4,069,531	$4,173,583

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(thousands, except per-share amounts)

	Quarter Ended
	December 26,	December 27,
	2009	2008

Sales	$1,810,501	$1,883,108
Cost of goods sold and occupancy costs	1,368,106	1,426,564
Gross profit	442,395	456,544

Operating expenses:
Operating and selling expenses	355,714	363,927
General and administrative expenses	88,737	77,635
Goodwill and other asset impairments (a)	17,612	429,122
Other operating expenses (b)	9,553	16,577
Total operating expenses	471,616	887,261

Operating loss	(29,221)	(430,717)

Other income (expense):
Interest expense (c)	(18,406)	(24,497)
Interest income	10,820	10,664
Other expense, net	(89)	(801)
	(7,675)	(14,634)

Loss before income taxes	(36,896)	(445,351)
Income tax benefit (d)	33,183	41,001

Net loss attributable to OfficeMax and noncontrolling interest	(3,713)	(404,350)
Joint venture results attributable to noncontrolling interest (a)	1,132	9,178

Net loss attributable to OfficeMax	(2,581)	(395,172)

Preferred dividends	(659)	(824)

Net loss available to OfficeMax common shareholders	$(3,240)	$(395,996)

Basic loss per common share	$(0.04)	$(5.21)

Diluted loss per common share	$(0.04)	$(5.21)

Weighted Average Shares
Basic	81,232	75,954
Diluted	81,232	75,954

(a)  Fourth quarter of 2009 includes non-cash charges of $17.6 million to impair fixed assets associated with certain of our Retail stores in the U.S.and Mexico. These charges reduced net income (loss) by $9.9 million or $0.12 per diluted share. Fourth quarter of 2008 includes non-cash impairment charges of $351.5 million and $77.6 million in our Contract and Retail segments, respectively, to impair goodwill, trade names and fixed assets. The cumulative effect of these items reduced net income (loss) by $385.5 million, or $5.07 per diluted share.

(b)  Fourth quarter of 2009 includes $9.6 million of severance and other charges, principally related to reorganizations of our U.S. and Canadian Contract sales forces and customer fulfillment centers, as well as a streamlining of our Retail store staffing. These items reduced net income (loss) by $5.9 million, or $0.07 per diluted share. Fourth quarter of 2008 includes a $16.6 million charge for severance and the termination of certain store and site leases which reduced net income (loss) by $10.5 million, or $0.13 per diluted share.

(c) Fourth quarter of 2008 includes $3.2 million related to the timber installment notes receivable due from Lehman. Additional interest expense resulted when we stopped accruing interest income on these installment notes as of the last interest payment date (April 29, 2008), while continuing to accrue interest expense on the Lehman guaranteed securitization notes payable until the default date (October 29, 2008). The additional interest expense will only be paid if the corresponding interest income is recovered from Lehman on the installment notes, which we do not expect to occur. This item reduced net income (loss) by $1.9 million, or $0.03 per diluted share.

(d) During the fourth quarter, the Company was notified that the IRS conceded an issue under appeal regarding the deductibility of interest on certain of its industrial revenue bonds and the Company released $14.9 million in tax uncertainty reserves. This item increased net income (loss) by $0.18 per diluted share.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(thousands, except per-share amounts)

	Year Ended
	December 26,	December 27,
	2009	2008

Sales	$7,212,050	$8,267,008
Cost of goods sold and occupancy costs	5,474,452	6,212,591
Gross profit	1,737,598	2,054,417

Operating expenses:
Operating and selling expenses	1,377,057	1,555,615
General and administrative expenses	297,654	306,940
Goodwill and other asset impairments (a)(b)	17,612	2,100,212
Other operating expenses (c)	49,263	27,851
Total operating expenses	1,741,586	3,990,618

Operating loss	(3,988)	(1,936,201)

Other income (expense):
Interest expense (b)	(76,363)	(113,641)
Interest income (e)	47,270	57,564
Other income, net (d)	2,748	19,878
	(26,345)	(36,199)

Loss before income taxes	(30,333)	(1,972,400)
Income tax benefit (f)	28,758	306,481

Net loss attributable to OfficeMax and noncontrolling interest	(1,575)	(1,665,919)
Joint venture results attributable to noncontrolling interest (a)	2,242	7,987

Net income (loss) attributable to OfficeMax	667	(1,657,932)

Preferred dividends	(2,818)	(3,663)

Net loss available to OfficeMax common shareholders	$(2,151)	$(1,661,595)

Basic loss per common share	$(0.03)	$(21.90)

Diluted loss per common share	$(0.03)	$(21.90)

Weighted Average Shares
Basic	77,483	75,862
Diluted	77,483	75,862

(a)  2009 includes non-cash charges of $17.6 million to impair fixed assets associated with certain of our Retail stores in the U.S. and Mexico. These charges reduced net income (loss) by $9.9 million or $0.12 per diluted share. In 2008, the Company recorded non-cash impairment charges of $815.5 million and $548.9 million in the Contract and Retail segments, respectively. The charges related to impairment of goodwill, trade names and fixed assets. The cumulative effect of these items reduced net income (loss) by $1,294.7 million, or $17.05 per diluted share.

(b)  In 2008, a $735.8 million non-cash impairment-related charge was recorded related to the timber installment notes receivable due from Lehman. In addition, we stopped accruing interest income on these installment notes as of the last interest payment date (April 29, 2008), while continuing to accrue interest expense on the Lehman guaranteed securitization notes payable until the default date (October 29, 2008). This resulted in $20.4 million of additional interest expense that will only be paid if the corresponding interest income is recovered from Lehman on the installment notes, which we do not expect to occur. The cumulative effect of these items was a reduction of net income (loss) by $462.0 million, or $6.08 per diluted share.

(c)  In 2009, we recorded $31.2 million of charges in our Retail segment related to store closures. 2009 also includes $18.1 million of severance and other charges, principally related to reorganizations of our U.S. and Canadian Contract sales forces, customer fulfillment centers and customer service centers, as well as a streamlining of our Retail store staffing. The cumulative effect of these items was a reduction of net income (loss) by $30.0 million, or $0.39 per diluted share. In 2008, $27.9 million of charges were recorded for severance and the termination of certain store and site leases. The cumulative effect of these items was a reduction of net income (loss) by $17.5 million, or $0.23 per diluted share.

(d)  Other income includes income related to the company’s investment in Boise Cascade Holdings, L.L.C. of $2.6 million and $20.5 million in 2009 and 2008, respectively. The large distribution in 2008 was primarily related to Boise’s sale of a majority interest in their paper and packaging and newsprint business. These items increased net income (loss) by $1.6 million, or $0.02 per diluted share in 2009 and $12.5 million, or $0.16 per diluted share in 2008.

(e)  2009 includes a $4.4 million of interest income related to a tax escrow balance established in a prior period in connection with our legacy Voyager Panel business sold in 2004. This item increased net income (loss) by $2.7 million, or $0.04 per diluted share.

(f)  During 2009, the Company was notified that the IRS conceded an issue under appeal regarding the deductibility of interest on certain of its industrial revenue bonds and the Company released $14.9 million in tax uncertainty reserves. This item increased net income (loss) by $0.18 per diluted share.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(thousands)

	Year Ended
	December 26,	December 27,
	2009	2008

Cash provided by operations:
Net loss attributable to OfficeMax and noncontrolling interest	$(1,575)	$(1,665,919)
Items in net income (loss) not using (providing) cash:
Depreciation and amortization	116,417	142,896
Non-cash impairment charges	17,612	2,120,572
Non-cash deferred taxes on impairment charges	(6,484)	(357,313)
Other	13,961	(4,043)
Changes in operating assets and liabilities:
Receivables and inventory	190,361	217,244
Accounts payable and accrued liabilities	(56,471)	(137,716)
Income taxes and other	85,123	(92,044)
Cash provided by operations	358,944	223,677

Cash provided by (used for) investment:
Expenditures for property and equipment	(38,277)	(143,968)
Proceeds from sale of restricted investments	—	20,252
Proceeds from sale of assets	980	11,592
Other	40,119	—
Cash provided by (used for) investment	2,822	(112,124)

Cash used for financing:
Cash dividends paid	(3,089)	(47,477)
Changes in debt, net	(57,716)	(39,990)
Other	247	1,333
Cash used for financing	(60,558)	(86,134)

Effect of exchange rates on cash and cash equivalents	14,583	(7,277)
Increase in cash and cash equivalents	315,791	18,142
Cash and cash equivalents at beginning of period	170,779	152,637

Cash and cash equivalents at end of period	$486,570	$170,779

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

NON-GAAP RECONCILIATION

(unaudited)

(millions, except per-share amounts)

	Quarter Ended
	December 26, 2009			December 27, 2008
	As		As	As		As
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted

Sales	$1,810.5	$—	$1,810.5	$1,883.1	$—	$1,883.1
Cost of goods sold and occupancy costs	1,368.1	—	1,368.1	1,426.6	—	1,426.6
Gross profit	442.4	—	442.4	456.5	—	456.5

Operating expenses:
Operating and selling expenses	355.7	—	355.7	363.9	—	363.9
General and administrative expenses	88.7	—	88.7	77.6	—	77.6
Goodwill and other asset impairments (a)	17.6	(17.6)	—	429.1	(429.1)	—
Other operating expenses (b)	9.6	(9.6)	—	16.6	(16.6)	—
Total operating expenses	471.6	(27.2)	444.4	887.2	(445.7)	441.5

Operating income (loss)	(29.2)	27.2	(2.0)	(430.7)	445.7	15.0

Other income (expense):
Interest expense (c)	(18.4)	—	(18.4)	(24.5)	3.2	(21.3)
Interest income	10.8	—	10.8	10.6	—	10.6
Other expense, net	(0.1)	—	(0.1)	(0.8)	—	(0.8)
	(7.7)	—	(7.7)	(14.7)	3.2	(11.5)

Income (loss) before income taxes	(36.9)	27.2	(9.7)	(445.4)	448.9	3.5
Income tax benefit (expense) (d)	33.2	(25.1)	8.1	41.0	(44.5)	(3.5)

Net income (loss) attributable to OfficeMax and noncontrolling interest	(3.7)	2.1	(1.6)	(404.4)	404.4	—
Joint venture results attributable to noncontrolling interest (a)	1.1	(1.2)	(0.1)	9.2	(6.5)	2.7
Net income (loss) attributable to OfficeMax	(2.6)	0.9	(1.7)	(395.2)	397.9	2.7

Preferred dividends	(0.6)	—	(0.6)	(0.8)	—	(0.8)

Net income (loss) available to OfficeMax common shareholders	$(3.2)	$0.9	$(2.3)	$(396.0)	$397.9	$1.9

Basic income (loss) per common share	$(0.04)	$0.01	$(0.03)	$(5.21)	$5.23	$0.02

Diluted income (loss) per common share	$(0.04)	$0.01	$(0.03)	$(5.21)	$5.23	$0.02

Weighted Average Shares
Basic	81,232		81,232	75,954		75,954
Diluted	81,232		81,232	75,954		77,852

(a)  Fourth quarter of 2009 includes non-cash charges of $17.6 million to impair fixed assets associated with certain of our Retail stores in the U.S.and Mexico. These charges reduced net income (loss) by $9.9 million or $0.12 per diluted share. Fourth quarter of 2008 includes non-cash impairment charges of $351.5 million and $77.6 million in our Contract and Retail segments, respectively, to impair goodwill, trade names and fixed assets. The cumulative effect of these items reduced net income (loss) by $385.5 million, or $5.07 per diluted share.

(b)  Fourth quarter of 2009 includes $9.6 million of severance and other charges, principally related to reorganizations of our U.S. and Canadian Contract sales forces and customer fulfillment centers, as well as a streamlining of our Retail store staffing. These items reduced net income (loss) by $5.9 million, or $0.07 per diluted share. Fourth quarter of 2008 includes a $16.6 million charge for severance and the termination of certain store and site leases which reduced net income (loss) by $10.5 million, or $0.13 per diluted share.

(c) Fourth quarter of 2008 includes $3.2 million related to the timber installment notes receivable due from Lehman. Additional interest expense resulted when we stopped accruing interest income on these installment notes as of the last interest payment date (April 29, 2008), while continuing to accrue interest expense on the Lehman guaranteed securitization notes payable until the default date (October 29, 2008). The additional interest expense will only be paid if the corresponding interest income is recovered from Lehman on the installment notes, which we do not expect to occur. This item reduced net income (loss) by $1.9 million, or $0.03 per diluted share.

(d) During the fourth quarter, the Company was notified that the IRS conceded an issue under appeal regarding the deductibility of interest on certain of its industrial revenue bonds and the Company released $14.9 million in tax uncertainty reserves. This item increased net income (loss) by $0.18 per diluted share.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

NON-GAAP RECONCILIATION

(unaudited)

(millions, except per-share amounts)

	Year Ended
	December 26, 2009			December 27, 2008
	As		As	As		As
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted

Sales	$7,212.1	$—	$7,212.1	$8,267.0	$—	$8,267.0
Cost of goods sold and occupancy costs	5,474.5	—	5,474.5	$6,212.6	—	6,212.6
Gross profit	1,737.6	—	1,737.6	2,054.4	—	2,054.4

Operating expenses:
Operating and selling expenses	1,377.0	—	1,377.0	1,555.6	—	1,555.6
General and administrative expenses	297.7	—	297.7	306.9		306.9
Goodwill and other asset impairments (a), (b)	17.6	(17.6)	—	2,100.2	(2,100.2)	—
Other operating expenses (c)	49.3	(49.3)	—	27.9	(27.9)	—
Total operating expenses	1,741.6	(66.9)	1,674.7	3,990.6	(2,128.1)	1,862.5

Operating income (loss)	(4.0)	66.9	62.9	(1,936.2)	2,128.1	191.9

Other income (expense):
Interest expense (b)	(76.4)	—	(76.4)	(113.6)	20.4	(93.2)
Interest income (e)	47.3	(4.4)	42.9	57.5	—	57.5
Other income (loss), net (d)	2.8	(2.6)	0.2	19.9	(20.5)	(0.6)
	(26.3)	(7.0)	(33.3)	(36.2)	(0.1)	(36.3)

Income (loss) before income taxes	(30.3)	59.9	29.6	(1,972.4)	2,128.0	155.6
Income tax benefit (expense) (f)	28.7	(37.4)	(8.7)	306.5	(359.8)	(53.3)

Net income (loss) attributable to OfficeMax and noncontrolling interest	(1.6)	22.5	20.9	(1,665.9)	1,768.2	102.3
Joint venture results attributable to noncontrolling interest (a)	2.2	(1.7)	0.5	8.0	(6.5)	1.5
Net income (loss) attributable to OfficeMax	0.6	20.8	21.4	(1,657.9)	1,761.7	103.8

Preferred dividends	(2.8)	—	(2.8)	(3.7)	—	(3.7)

Net income (loss) available to OfficeMax common shareholders	$(2.2)	$20.8	$18.6	$(1,661.6)	$1,761.7	$100.1

Basic income (loss) per common share	$(0.03)	$0.27	$0.24	$(21.90)	$23.22	$1.32

Diluted income (loss) per common share	$(0.03)	$0.27	$0.24	$(21.90)	$23.20	$1.30

Weighted Average Shares
Basic	77,483		77,483	75,862		75,862
Diluted	77,483		78,462	75,862		77,150

(a)  2009 includes non-cash charges of $17.6 million to impair fixed assets associated with certain of our Retail stores in the U.S. and Mexico. These charges reduced net income (loss) by $9.9 million or $0.12 per diluted share. In 2008, the Company recorded non-cash impairment charges of $815.5 million and $548.9 million in the Contract and Retail segments, respectively. The charges related to impairment of goodwill, trade names and fixed assets. The cumulative effect of these items reduced net income (loss) by $1,294.7 million, or $17.05 per diluted share.

(b)  In 2008, a $735.8 million non-cash impairment-related charge was recorded related to the timber installment notes receivable due from Lehman. In addition, we stopped accruing interest income on these installment notes as of the last interest payment date (April 29, 2008), while continuing to accrue interest expense on the Lehman guaranteed securitization notes payable until the default date (October 29, 2008). This resulted in $20.4 million of additional interest expense that will only be paid if the corresponding interest income is recovered from Lehman on the installment notes, which we do not expect to occur. The cumulative effect of these items was a reduction of net income (loss) by $462.0 million, or $6.08 per diluted share.

(c)  In 2009, we recorded $31.2 million of charges in our Retail segment related to store closures. 2009 also includes $18.1 million of severance and other charges, principally related to reorganizations of our U.S. and Canadian Contract sales forces, customer fulfillment centers and customer service centers, as well as a streamlining of our Retail store staffing. The cumulative effect of these items was a reduction of net income (loss) by $30.0 million, or $0.39 per diluted share. In 2008, $27.9 million of charges were recorded for severance and the termination of certain store and site leases. The cumulative effect of these items was a reduction of net income (loss) by $17.5 million, or $0.23 per diluted share.

(d)  Other income includes income related to the company’s investment in Boise Cascade Holdings, L.L.C. of $2.6 million and $20.5 million in 2009 and 2008, respectively. The large distribution in 2008 was primarily related to Boise’s sale of a majority interest in their paper and packaging and newsprint business. These items increased net income (loss) by $1.6 million, or $0.02 per diluted share in 2009 and $12.5 million, or $0.16 per diluted share in 2008.

(e)  2009 includes a $4.4 million of interest income related to a tax escrow balance established in a prior period in connection with our legacy Voyager Panel business sold in 2004. This item increased net income (loss) by $2.7 million, or $0.04 per diluted share.

(f)  During 2009, the Company was notified that the IRS conceded an issue under appeal regarding the deductibility of interest on certain of its industrial revenue bonds and the Company released $14.9 million in tax uncertainty reserves. This item increased net income (loss) by $0.18 per diluted share.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

CONTRACT SEGMENT STATEMENTS OF OPERATIONS

(unaudited)

(millions, except per-share amounts)

	Quarter Ended
	December 26,		December 27,
	2009		2008

Sales	$947.8	100.0%	$953.9	100.0%
Cost of goods sold and occupancy costs	741.2		747.8
Gross profit	206.6	21.8%	206.1	21.6%

Operating expenses:
Operating expenses (a)	192.6	20.3%	183.5	19.3%
Goodwill and other asset impairments	—	0.0%	351.5	36.8%
Other operating expenses	6.9	0.7%	6.9	0.7%
Total operating expenses	199.5	21.0%	541.9	56.8%

Operating income (loss)	$7.1	0.8%	$(335.8)	-35.2%

Non-GAAP Reconciliation
Operating income (loss)	$7.1	0.8%	$(335.8)	-35.2%
Goodwill and other asset impairments	—	0.0%	351.5	36.8%
Other operating expenses	6.9	0.7%	6.9	0.7%
Adjusted operating income	$14.0	1.5%	$22.6	2.3%

	Year Ended
	December 26,		December 27,
	2009		2008

Sales	$3,656.7	100.0%	$4,310.0	100.0%
Cost of goods sold and occupancy costs	2,894.3		3,361.9
Gross profit	762.4	20.8%	948.1	22.0%

Operating expenses:
Operating expenses (a)	704.4	19.2%	780.8	18.1%
Goodwill and other asset impairments	—	0.0%	815.5	18.9%
Other operating expenses	15.3	0.4%	9.3	0.2%
Total operating expenses	719.7	19.6%	1,605.6	37.2%

Operating income (loss)	$42.7	1.2%	$(657.5)	-15.2%

Non-GAAP Reconciliation
Operating income (loss)	$42.7	1.2%	$(657.5)	-15.2%
Goodwill and other asset impairments	—	0.0%	815.5	18.9%
Other operating expenses	15.3	0.4%	9.3	0.2%
Adjusted operating income	$58.0	1.6%	$167.3	3.9%

(a) Operating expenses includes operating and selling expenses as well as general and administrative expenses.

OFFICEMAX INCORPORATED AND SUBSIDIARIES

RETAIL SEGMENT STATEMENTS OF OPERATIONS

(unaudited)

(millions, except per-share amounts)

	Quarter Ended
	December 26,		December 27,
	2009		2008

Sales	$862.7	100.0%	$929.2	100.0%
Cost of goods sold and occupancy costs	626.9		678.8
Gross profit	235.8	27.3%	250.4	27.0%

Operating expenses:
Operating expenses (a)	242.6	28.1%	250.4	27.0%
Goodwill and other asset impairments	17.6	2.1%	77.6	8.3%
Other operating expenses	2.1	0.2%	5.4	0.6%
Total operating expenses	262.3	30.4%	333.4	35.9%

Operating loss	$(26.5)	-3.1%	$(83.0)	-8.9%

Non-GAAP Reconciliation
Operating loss	$(26.5)	-3.1%	$(83.0)	-8.9%
Goodwill and other asset impairments	17.6	2.1%	77.6	8.3%
Other operating expenses	2.1	0.2%	5.4	0.6%
Adjusted operating income (loss)	$(6.8)	-0.8%	$0.0	0.0%

	Year Ended
	December 26,		December 27,
	2009		2008

Sales	$3,555.4	100.0%	$3,957.0	100.0%
Cost of goods sold and occupancy costs	2,580.2		2,850.7
Gross profit	975.2	27.4%	1,106.3	28.0%

Operating expenses:
Operating expenses (a)	930.3	26.1%	1,045.1	26.5%
Goodwill and other asset impairments	17.6	0.5%	548.9	13.9%
Other operating expenses	33.3	1.0%	17.4	0.4%
Total operating expenses	981.2	27.6%	1,611.4	40.8%

Operating loss	$(6.0)	-0.2%	$(505.1)	-12.8%

Non-GAAP Reconciliation
Operating loss	$(6.0)	-0.2%	$(505.1)	-12.8%
Goodwill and other asset impairments	17.6	0.5%	548.9	13.9%
Other operating expenses	33.3	1.0%	17.4	0.4%
Adjusted operating income	$44.9	1.3%	$61.2	1.5%

(a) Operating expenses includes operating and selling expenses as well as general and administrative expenses.

Reconciliation of non-GAAP Measures to GAAP Measures

In addition to assessing our operating performance as reported under U.S. generally accepted accounting principles (GAAP), we also evaluate our results of operations before non-operating legacy items and operating items that are not indicative of our core operating activities such as severances, facility closures, and asset impairments.  We believe our presentation of financial measures before, or excluding, these items, which are non-GAAP measures, enhances our investors’ overall understanding of our recurring operational performance and provides useful information to both investors and management to evaluate the ongoing operations and prospects of OfficeMax by providing better comparisons.  Whenever we use non-GAAP financial measures, we designate these measures as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure.  Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.  In the preceding tables, we reconcile our non-GAAP financial measures to our reported GAAP financial results for the fourth quarter and full year of 2009 and 2008.

Although we believe the non-GAAP financial measures enhance an investor’s understanding of our performance, our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  The non-GAAP financial measures we use may not be consistent with the presentation of similar companies in our industry.  However, we present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results in a manner that focuses on what we believe to be our ongoing business operations.